Table of Contents

Banco Bradesco S.A.
Exhibit 1.1.

Special Shareholders’ Meeting, March 10th, 2009 – 4:30 p.m

Banco Bradesco S.A.
Corporate Bylaws

Section I - Organization, Duration and Headquarters

Article 1) Banco Bradesco S.A. is a publicly-held company, hereinafter referred to as the Company, and will be governed by the present Bylaws.

Article 2) The Company’s term of duration is undetermined.

Article 3) The Company’s headquarter and jurisdiction are located in the administrative center called “Cidade de Deus”, in Vila Yara, city and judicial district of Osasco, State of São Paulo.

Article 4) The Company may settle or close Branches in the country, at the discretion of the Board of Executive Officers, and abroad, upon the additional approval of the Board of Directors, hereinafter referred to as the Board.

Section II - Corporate Purpose

Article 5) The Company’s corporate purpose is to perform general banking activities, including foreign exchange transactions.

Section III - Capital Stock

Article 6) The Capital Stock is R$23,000,000,000.00 (twenty three billion reais), divided into 3.069.869.800 (three billion, sixty nine million, eight hundred sixty nine thousand, eight hundred) non-par, book-entry, registered shares, of which 1.534.934.979 (one billion, five hundred thirty four million, nine hundred thirty four thousand and nine hundred seventy nine) are common shares and 1.534.934.821 (one billion, five hundred thirty four million, nine hundred thirty four thousand, eight hundred twenty one) are preferred shares.

Paragraph One - Common shares will provide to its holders the rights and privileges provided by law. In the case of a public offering, following an eventual sale of the Company’s control, common share that is not part of the controlling capital will have the right to receive 100% (one hundred per cent) of the price paid per common share held by the controllers.

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Paragraph Two - Preferred shares will have no voting rights, but will entitle their holders to the following rights and privileges:

a) priority in Capital Stock reimbursement, in the event of the Company’s liquidation;
b) dividends 10% (ten per cent) higher than those attributed to common shares;
c) inclusion in an eventual public offering resulting from the sale of the Company’s control, entitling their holders to receive a price equal to 80% (eighty per cent) of the price paid per common share that is part of the controlling capital.

Paragraph Three - In the event of a capital increase, at least 50% (fifty per cent) of the capital will be paid at the time of subscription and the remaining amount will be paid through a Board of Executive Officers’ call, as per legal precepts.

Paragraph Four - The Company’s capital share is constituted of book-entry shares only, which will be kept into deposit accounts in the Company, issued in favor of their holders, without issuance of certificates. The service cost of transfer of ownership of the said shares may be charged from the shareholders.

Paragraph Five - The following actions will not be permitted:

a) conversion of common shares into preferred shares and vice versa;
b) issue of participation certificates.

Paragraph Six - The Company may, upon the authorization of the Board of Directors, acquire shares issued by the Company itself, for cancellation or temporary maintenance in treasury, and posterior sale.

Section IV - Management

Article 7) The Company will be managed by a Board of Directors and a Board of Executive Officers.

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Section V - Board of Directors

Article 8) The Board of Directors, whose term of office is of 1 (one) year, is constituted by 6 (six) to 9 (nine) members, who should vote for 1 (one) Chairman and 1 (one) Vice-Chairman among themselves.

Paragraph One - The Board’s decisions will only be valid if supported by the absolute majority of the effective members, including the Chairman, who will have the casting vote, in the event of a tie.

Paragraph Two - In the event the position of the Chairman of the Board being vacant or the Chairman being absent or temporarily unavailable, the Vice-Chairman will take over. In the absence or temporary unavailability of the Vice-Chairman, the Chairman will appoint a substitute among other Board members. In the event of a vacancy of the Vice-Chairman’s position, the Board will appoint a substitute, who will serve for the time remaining to complete the term of office of the replaced member.

Paragraph Three - In the event of temporary or permanent leave of any other member, the remaining members may appoint a substitute, to serve on a temporary or permanent basis, with due regard to the precepts of law and of these Bylaws.

Article 9) In addition to the duties set forth by law and by the present Bylaws, the Board's responsibilities and duties include the following:

a) to ensure that the Board of Executive Officers is always rigorously capable to perform its duties;
b) to make sure that the corporate business is being conducted with probity, in order to preserve the Company’s credibility;
c) to maintain management continuity, whenever possible, which is highly recommended for the stability, prosperity and security of the Company;
d) to establish the general guidelines of the Company’s business, as well as to deliberate upon the constitution and performance of Operational Portfolios;

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e) to authorize, in cases of operations with companies not composing the Bradesco Organization, the acquisition, the disposal and encumbrance of assets composing the Permanent Assets and non-permanent equity interest of the Company and its direct and indirect subsidiaries, when referring to amount higher than 1% (one per cent) of their respective Shareholders’ Equity;
f) to decide on trades involving shares issued by the Company, in accordance with Paragraph Six of Article 6;
g) to authorize the granting of any kind of donation, contribution or aid, regardless of the beneficiary;
h) to approve the payment of dividends and/or interest on own capital proposed by the Board of Executive Officers;
i) to submit to Shareholders’ Meetings appreciation proposals aiming at increasing or reducing the capital share, share grouping, bonuses or splits, merger, incorporation or spin-off transactions and reforms in the Company’s Bylaws;
j) to deliberate upon associations, involving the Company or its Subsidiaries, including participation in shareholders’ agreements;
k) to approve the monetary investment of resources resulting from fiscal incentives;
l) to examine and deliberate upon budgets and financial statements submitted by the Board of Executive Officers;
m) to assume decision-making powers on specific matters of the Company’s interest and to deliberate upon defaulting cases;
n) to apportion the remuneration of Managers, established by the Shareholders’ Meeting and to determine bonuses for board members, executive officers and employees, when it intends to give them;
o) to authorize, whenever necessary, the representation of the Company by a member of the Board of Executive Officers individually or by an attorney, in which case a respective mandate will indicate what actions may be practiced;
p) to establish the remuneration of the Audit Committee members and of the Ombudsman;
q) to approve the Corporate Report on Internal Controls Conformity and determine the adoption of strategies, policies and measures focused on the diffusion of a controlling and risk mitigation culture.

Sole Paragraph - The Board of Directors may assign special duties to the Board of Executive Officers and to any of its members, as well as establish committees to deal with specific matters.

Article 10) The Chairman of the Board shall preside the meetings of this Body, as well as the Shareholders’ Meetings, being entitled to appoint any other member of the Board of Directors to proceed so.

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Sole Paragraph - The Chairman of the Board may call the Board of Executive Officers and participate, together with other board members, in any of its meetings.

Article 11) The Board will quarterly meet and, whenever necessary, in special sessions convened by the Chairman, or by half of effective Board members. Minutes will be drawn up for every meeting.

Section VI - Board of Executive Officers

Article 12) The Company’s Board of Executive Officers, elected by the Board of Directors, with a 1 (one) year term of office, will be constituted by 52 (fifty-two) to 76 (seventy-six) members, whereas the number of Executive Officers will range from 19 (nineteen) to 26 (twenty-six), distributed in the following position categories: 1 (one) Chief Executive Officer, from 7 (seven) to 10 (ten) Executive Vice-Presidents and from 11 (eleven) to 15 (fifteen) Managing Directors. The remaining positions of the Board of Executive Officers will be distributed as follows: from 33 (thirty-three) to 50 (fifty) Department Directors and Directors, whereas the number of Department Directors ranges from 27 (twenty-seven) to 41 (forty-one) and the number of Directors, from 6 (six) to 9 (nine).

Paragraph One - At every election, the Board of Directors will establish the number of positions to be filled, and designate, by appointing among the Executive Officers that it elects, those who will occupy the positions of Chief Executive Officer, Executive Vice-Presidents and Managing Directors, following the requirements of Articles 17, 18 and 19 of the present Corporate Bylaws.

Paragraph Two – The requirements provided for in item II of Article 18 and “caput” of Article 19, related to the Executive Directors, Department Directors and Directors, respectively, may be exceptionally waived by the Board up to the limit of ¼ (one fourth) of each of these position categories, except in relation to the Directors appointed to the positions of President and Vice-President.

Article 13) The Officers of the Executive Board shall manage and represent the Company, having powers to bind it in any acts and agreements of its interest. The Offices may condescend and waive rights and acquire, sell and subject to an onus assets, with due regard to the provisions stated in item “e” of Article 9 of the present Bylaws.

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Paragraph One - With due reservation to the exceptions expressly set forth herein, the Company will only be bound by the joint signatures of at least 2 (two) Officers, one of whom will be the Chief Executive Officer or Executive Vice-President.

Paragraph Two - The Company may also be represented by at least 1 (one) Officer and 1 (one) attorney, or by at least 2 (two) especially constituted attorneys, jointly, in which case the respective power of attorney will establish their powers, the acts they may practice and its duration.

Paragraph Three – The Company may be also severally represented by any member of the Board of Executive officers or by attorney with specific powers, in the following cases:

a) powers of attorney with "ad judicia" clause, assumption in which the power of attorney may have an indeterminate duration and may be empowered;
b) receive judicial or extrajudicial summons or services of process;
c) participation in biddings;
d) representation in General Meetings of Shareholders or Quotaholders of companies or investment funds in which the Company holds interest, as well as of entities in which it is partner or affiliated company;
e) representation in public agencies and authorities, provided that this does not imply the assumption of responsibilities and/or liabilities by the Company;
f) in “legal testimonies”.

Paragraph Four - Department Directors and Directors are prohibited from practicing acts that imply the sale and encumbrance of assets and rights of the Company.

Article 14) In addition to the normal duties conferred upon them by law and by the present Bylaws, each member of the Board of Executive Officers will have the following responsibilities:

a) the Chief Executive Officer shall preside the meetings of the Board of Executive Officers, besides supervising and coordinating the action of its members;

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b) Executive Vice-Presidents shall collaborate with the Chief Executive Officer in the performance of his duties;
c) Managing Directors shall perform the duties assigned to them and report to the Chief Executive Officer and Executive Vice-Presidents;
d) Department Directors shall conduct the activities of the Departments they work for and assist other members of the Board of Executive Officers;
e) Directors shall guide and supervise the Service Branches under their jurisdiction and perform the duties assigned to them, reporting to the Board of Executive Officers.

Article 15) The Executive Officers will hold general meetings on a weekly basis, and special meetings whenever necessary. The decisions taken will only be valid when more than half of the effective members attend the respective meeting. The presence of the Chief Executive Officers or his substitute, who will have the casting vote in the case of a tie, is obligatory. The special meetings will be held whenever called by the Chairman of the Board, the Chief Executive Officer, or further, by half of other Executive Officers.

Article 16) In the event of vacancy, absence or temporary unavailability of any Officer, including the Chief Executive Officer, it will be responsibility of the Board of Directors to appoint his substitute.

Article 17) To occupy the position of Officer, the Officer must dedicate himself full time to the service of the Company. The holding of the position of Officer of this Company concurrently with other positions or professional activities is incompatible, except when of the Company’s interest, and at the discretion of the Board of Directors.

Article 18) To hold the position of Executive Officer, the candidate must also satisfy, cumulatively, the following requirements on the election date:

I. be under 65 (sixty-five) years old;
II. belong to the staff of employees or officers of the Company or of its subsidiaries for more than 10 (ten) years, with no interruptions.

Article 19) To hold the position of Department Director or Director, the candidate must be an employee or officer of the Company or of its subsidiaries and on the election date must:

I. Department Director - be under 62 (sixty-two) years old;

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II. Director - be under 60 (sixty) years old.

Section VII - Fiscal Council

Article 20) The Fiscal Council, a non-permanent body, will be constituted by 3 (three) to 5 (five) effective members, when installed, and an equal number of substitutes.

Section VIII - Audit Committee

Article 21) The Company will have an Audit Committee constituted by 3 (three) to 5 (five) members, with a 1 (one) year term of office, to be nominated and dismissed by the Board of Directors. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - In addition to those provided for by law or regulations, these are also attributions of the Audit Committee:

a) to recommend to the Board of Directors the company to be hired for rendering independent auditing services, its respective remuneration, as well as, its replacement;
b) to review financial statements including foot notes, management reports and independent auditors’ report, prior to their disclosure to the market;
c) to evaluate the effectiveness of both internal and independent audits regarding the fulfillment of legal and regulatory requirements applicable to the Company, in addition to internal regulations and codes;
d) to evaluate the fulfillment, by the Company’s Board of Executive Officers, of recommendations made by either internal or independent auditors, as well as to recommend to the Board of Directors the resolution of eventual conflicts between external auditors and the Board of Executive Officers;
e) to establish and announce the procedures for the acceptance and treatment of information related to the noncompliance with legal and regulatory requirements applicable to the Company, in addition to regulations and internal codes, including the recommendation of procedures to protect the provider and the confidentiality of the information;

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f) to recommend to the Board of Executive Officers corrections or improvements in policies, practices and procedures included in its attributions;
g) to hold meetings, at least on a quarterly basis, with the Company’s Board of Executive Officers and internal and external auditors;
h) to verify, during its meetings, the fulfillment of its recommendations and/or explanations for its questions, including the planning of respective auditing works. Minutes of all meetings shall be drawn up;
i) to establish operating rules for its functioning;
j) to meet with the Fiscal Council and the Board of Directors, upon their request to discuss policies, practices and procedures identified under the scope of their respective incumbencies.

Section IX - Compliance and Internal Control Committee

Article 22) The Company will have a Compliance and Internal Control Committee constituted by 4 (four) to 8 (eight) members, to be nominated and dismissed by the Board of Directors, having a 1 (one) year term of office. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - The Committee’s main objective will be to assist the Board of Directors in its attributions related to the adoption of strategies, policies and measures focused on the diffusion of internal control culture, risk mitigation and conformity to rules applicable to the Bradesco Organization.

Section X - Remuneration Committee

Article 23) The Company will have a Remuneration Committee constituted by 3 (three) to 5 (five) members, to be nominated among the members of the Board of Directors, having a 1 (one) year term of office. One of the Committee members should be appointed as Coordinator.

Sole Paragraph - The Committee’s objective will be to propose to the Company’s Board of Directors policies and guidelines for the remuneration of its Statutory Officers, based on the performance goals established by the Board.

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Section XI - The Ethical Conduct Committee

Article 24) The Company will have an Ethical Conduct Committee comprised of up to 9 (nine) members, appointed and dismissed by the Board of Directors, with a term of office of 1 (one) year, and one of them must be appointed as Coordinator.

Sole Paragraph - The Committee will have as purpose to propose initiatives as to the dissemination and compliance with Bradesco Organization’s Codes of Ethical Conduct, both corporate and by sector, in order to ensure their efficiency and effectiveness.

Section XII – Risks and Capital Allocation Integrated Management Committee

Article 25) The company shall have a Risks and Capital Allocation Integrated Management Committee, composed of up to 13 (thirteen) members, being one of them appointed as Coordinator, appointed and dismissed by the Board of Directors, for a 1 (one) year term of office.

Sole Paragraph – The Committee shall have the objective of assisting the Board of Directors in the performance of its attributions related to the approval of institutional policies and operating guidelines and to the establishment of limits of risk exposition, with a view to reach their effective management in the scope of Bradesco Organization, herein understood the economic and financial consolidated results.

Section XIII - Ombudsman

Article 26) The Company shall have an Ombudsman which shall operate on behalf of all the Institutions composing the Bradesco Organization, authorized to operate by the Central Bank of Brazil, composed of 1 (one) Ombudsman, appointed and dismissed by the Board of Directors, with 1 (one) year term of office.

Paragraph One – The Ombudsman’s duty shall be the following:

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a) to ensure the strict observance to the legal and regulatory rules related to the consumer rights and work as a channel of communication among the Institutions provided for by “caput” of this Article, clients and users of products and services, including in the intervention in conflicts;
b) to receive, register, guide, analyze and provide formal and proper treatment to complaints of clients and users of products and services of the Institutions provided for in “caput” of this Article, not solved by usual services provided by branches or any other service branches;
c) to provide the necessary clarifications and to inform the claimants about the progress of their demands and the measures adopted;
d) to inform the claimants about the term estimated for final answer, which may not exceed thirty days;
e) to forward a conclusive answer to claimants’ demand until the term informed in letter “d”;
f) to propose corrective measures to the Board of Directors, or improvement of procedures and routines, in view of the analysis of complaints received;
g) to prepare and forward to the Board of Directors, to the Audit Committee and to the Internal Audit, at the end of each half-year period, a quantitative and qualitative report about the Ombudsman performance, containing propositions referred to by “f”, when existing.

Paragraph Two – The Company:

a) will maintain adequate conditions for the operation of the Ombudsman, as well as, so that its performance is guided by transparency, independence, impartiality and exemption;
b) will ensure the Ombudsman access to information necessary to prepare adequate answer to complaints received, with total administrative support, and may request information and documents for the performance of its activities.

Section XIV - Shareholders’ Meetings

Article 27) General and Special Shareholders’ Meetings will be:

a) called by sending to the shareholders a minimum 15 (fifteen)-day notice;

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b) presided by the Chairman of the Board, or, in his absence, by his statutory substitute, who will invite one or more shareholders to act as Secretaries.

Section XV - Fiscal Year and Income Distribution

Article 28) The fiscal year coincides with the civil year, ending on December 31.

Article 29) Balance sheets will be prepared at the end of each semester, on June 30 and December 31 of every year. The Board of Executive Officers, subject to the approval of the Board of Directors, may determine the preparation of balance sheets for shorter periods of time, including monthly balance sheets.

Article 30) The Net Income, as defined in Article 191 of the Law # 6,404 as of December 15, 1976, accounted at every six-month or in the annual balance sheet will be allocated in the following order:

I. constitution of the Legal Reserve;
II. constitution of the Reserves set forth in Articles 195 and 197 of the aforementioned Law # 6,404/76, subject to a proposal of the Board of Executive Officers, approved by the Board of Directors and resolved by the Shareholders’ Meeting;
III. payment of dividends, proposed by the Board of Executive Officers and approved by the Board of Directors, which, added to interim dividends and/or interest on own capital referred to in paragraphs two and three of this article, given that they are declared, guarantee to the shareholders, at every fiscal year, as a mandatory minimum dividend, 30% (thirty per cent) of the respective net income, adjusted by the decrease or increase of the amounts specified in items I, II and III of Article 202 of the Law # 6,404/76.

Paragraph One - The Board of Executive Officers, subject to the approval of the Board of Directors, is authorized to declare and pay interim dividends, especially six-monthly and monthly dividends, resulting from Retained Earnings or existing Profits Reserves.

Paragraph Two - The Board of Executive Officers may, also, subject to the approval of the Board, authorize the distribution of profits to shareholders as interest on own capital, pursuant to specific legislation, in total or partial substitution of interim dividends, whose declaration is permitted by the foregoing paragraph or, further, in addition thereto.

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Paragraph Three - Any interest eventually paid to the shareholders will be imputed, net of withholding income tax, to the mandatory minimum dividend amount for that fiscal year (30%), in accordance to Item III of the “caput” of this Article.

Article 31) The Net Income balance, recorded after the aforementioned distributions, will have the destination proposed by the Board of Executive Officers, approved by the Board of Directors and resolved by the Shareholders’ Meeting, and may be fully allocated 100% (one hundred per cent) to Statutory Profit Reserves, in order to maintain an operating margin that is compatible with the development of the Company’s active operations, up to the limit of 95% (ninety-five per cent) of the Company’s paid-in capital share amount.

Sole Paragraph - In the event that the proposal of the Board of Executive Officers regarding the allocation of Net Income for that fiscal year contains a provision for the distribution of dividends and/or payment of interest on own capital in an amount in excess of the mandatory dividend established in Article 30, Item III, and/or retention of profits pursuant to Article 196 of the Law # 6,404/76, the Net Income balance for the purpose of constituting the reserve mentioned in this Article will be determined after the full deduction of such allocations.

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We attest that this is a true copy of the Bylaws of Banco Bradesco S.A., which content is the deliberation approved in the Special Shareholders’ Meeting held on March 10th, 2009 – 4:30 p.m.

Banco Bradesco S.A.

Sérgio Socha
Executive Vice President